Exhibit 99.1

SWS Group, Inc. Reports Fiscal 2013 First Quarter Results

Broker-dealer and Banking Segments Post Pre-tax Profits;

Bank Reduces Classified Assets by 51 Percent from Last Year

DALLAS, November 6, 2012 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today reported a net loss of $5.6 million, or $0.17 per diluted share, for its fiscal 2013 first quarter ended September 28, 2012, compared with net income of $1.7 million, or $0.05 per diluted share, for the first quarter of fiscal 2012. Net revenues (total revenue less interest expense) in the first quarter of fiscal 2013 were $74.1 million, compared to $76.7 million in the first quarter of last fiscal year.

“Though economic conditions remain challenging, SWS reported pre-tax profits in each of our four business segments – clearing, retail, institutional and banking – while continuing to reduce classified assets at our banking subsidiary in the first quarter of fiscal 2013,” said James H. Ross, chief executive officer of SWS Group, Inc. “While there is still work to be done to improve results, we are encouraged by the underlying strength demonstrated by our core operating units and will continue to look for opportunities to increase efficiency and expand our presence in both new and existing markets.”

Net revenues decreased by $2.6 million in the first quarter of fiscal 2013, as compared to the same period last fiscal year. The primary contributors to the decrease were a $3.5 million decrease in net interest revenue and a $3.3 million decrease in commissions, due in part to five fewer trading days in the fiscal 2013 first quarter as compared to the fiscal 2012 first quarter. These decreases were partially offset by increases in net gains on principal transactions and other revenue.

Operating expenses increased $10.1 million to $83.1 million for the first quarter of fiscal 2013, as compared to $73.0 million for the same period last fiscal year. The increase was primarily due to an $8.1 million increase in the value of the warrants held by Hilltop Holdings Inc. and Oak Hill Capital Partners, as compared to an increase of $171,000 in the first quarter of fiscal 2012.

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Clearing Segment

The clearing segment reported pre-tax income of $195,000 for the first quarter of fiscal 2013, as compared to a pre-tax loss of $76,000 for the first quarter of fiscal 2012. Net revenues of $5.0 million in the segment remained flat as compared to the same period last fiscal year. A $520,000 decrease in clearing fee revenue for the fiscal 2013 first quarter was offset by a $434,000 increase in other revenue and a $78,000 increase in net interest revenue, as compared to the same period last fiscal year. The decrease in clearing fee revenue was driven primarily by a reduction in daily general securities transaction volumes and the decrease in the number of trading days in the fiscal 2013 first quarter, as compared to the same quarter last fiscal year.

Clearing segment operating expenses decreased to $4.8 million for the first quarter of fiscal 2013, from $5.0 million for the first quarter of fiscal 2012, primarily due to a decrease in operations and information technology expense.

Total customer assets under custody increased to $15.2 billion at September 28, 2012 from $13.5 billion at September 30, 2011.

Retail Segment

The retail segment posted pre-tax income of $319,000 for the first quarter of fiscal 2013, as compared to pre-tax income of $1.3 million for the first quarter of fiscal 2012. Net revenues decreased 4 percent to $28.1 million for the three months ended September 28, 2012, from $29.2 million for the three months ended September 30, 2011, in part because of the decrease in the number of trading days in the fiscal 2013 first quarter, as compared to the same period last fiscal year. In addition, the departure of two producers in the independent channel contributed to a $1.7 million decline in commission revenue in the retail segment, as compared to the first quarter of fiscal 2012.

Retail segment operating expenses were flat in the first quarter of fiscal 2013, as compared to the same period last fiscal year. A $1.0 million decrease in commission and other employee compensation expense in the quarter was offset by increases in legal expense, licenses and fees, and operations and information technology expense.

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Institutional Segment

For the fiscal 2013 first quarter, the institutional segment posted pre-tax income of $9.9 million on net revenues of $32.9 million, compared to pre-tax income of $10.2 million on net revenues of $33.3 million in the first quarter of fiscal 2012. The slight decrease in net revenues in the segment was driven by a $1.6 million decline in commissions and the decrease in the number of trading days in the fiscal 2013 first quarter, as compared to the same quarter last fiscal year. Taxable fixed income accounted for $1.8 million of the decrease in commissions and municipal finance accounted for $934,000. These decreases were partially offset by a $1.1 million increase in portfolio trading commissions, as compared to the same period last fiscal year.

Investment banking fees decreased 12 percent to $6.5 million, from $7.4 million in the first quarter of fiscal 2012, due to a $1.7 million decrease in corporate finance fees. This decrease was due to a decline in merger and acquisition activity in the quarter, and was partially offset by a $734,000 increase in municipal finance fees during the quarter, as compared to the same period last fiscal year.

Net gains on principal transactions increased 52 percent to $10.1 million for the fiscal 2013 first quarter, from $6.6 million for the first quarter of fiscal 2012. The increase was primarily due to a $3.9 million increase in taxable fixed income trading gains, partially offset by a $447,000 decrease in municipal finance trading gains.

Institutional segment operating expenses decreased 1 percent for the first quarter of fiscal 2013, as compared to last fiscal year’s first quarter, primarily due to a decline in commission and other employee compensation expense.

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Banking Segment

The banking segment reported pre-tax income of $1.3 million in the first quarter of fiscal 2013, on net revenues of $11.6 million, as compared to pre-tax income of $2.7 million on net revenues of $13.0 million in the first quarter of fiscal 2012. The primary contributor to the decrease in net revenues was a $1.1 million decline in net interest revenue. This decline was due to a 16 percent decrease in average loan balances and a 20-basis point decrease in the net yield on interest-earning assets at the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”), as compared to the same period last fiscal year. Other revenue for the Bank decreased $281,000, primarily due to a $227,000 increase in net losses on the sale of real estate owned.

The Bank’s operating expenses remained flat for the three-month period ended September 30, 2012, as compared to the three months ended September 30, 2011.

The Bank did not record a provision for loan losses in the first quarters of fiscal 2013 or 2012. At September 30, 2012, the Bank’s allowance for loan losses was $20.9 million, or 4.28 percent of loans held for investment, excluding purchased mortgage loans, as compared to $39.7 million, or 4.90 percent of loans held for investment, excluding purchased mortgage loans, at September 30, 2011.

Total classified assets at the Bank were $100.7 million, or 52.7 percent of capital plus allowance for loan losses, at September 30, 2012, down 51 percent from $206.7 million, or 111.0 percent of capital plus allowance for loan losses, at September 30, 2011. Non-performing assets were $67.8 million at September 30, 2012, down 13 percent from $78.3 million, at September 30, 2011.

At September 30, 2012, the Bank’s Tier 1 core capital ratio was 12.7 percent and total risk-based capital ratio was 19.2 percent, as compared to a Tier 1 core capital ratio of 10.4 percent and total risk-based capital ratio of 15.4 percent at September 30, 2011.

Conference Call

SWS Group will hold a conference call to discuss its results for the fiscal 2013 first quarter on Wednesday, November 7, 2012, at 10 a.m. Eastern Time (9 a.m. Central Time). The conference call will be broadcast live over the internet at http://www.videonewswire.com/event.asp?id=89873 or www.swst.com. An archive of the webcast will also be posted to the Company’s website at www.swst.com.

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Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

Segment Results

(In thousands)

	Net Revenues Three Months Ended		Pre-Tax Income Three Months Ended
	Sept. 28, 2012	Sept. 30, 2011	Sept. 28, 2012	Sept. 30, 2011
Clearing	$4,958	$4,966	$195	$(76)
Retail	28,066	29,210	319	1,279
Institutional	32,895	33,272	9,925	10,160
Bank	11,633	13,021	1,281	2,748
Other consolidated entities	(3,443)	(3,730)	(20,752)	(10,415)

Consolidated	$74,109	$76,739	$(9,032)	$3,696

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

September 28, 2012 and June 29, 2012

(In thousands, except par values and share amounts)

	September 28, 2012	June 29, 2012
	(Unaudited)
Assets
Cash and cash equivalents	$71,153	$81,826
Restricted cash and cash equivalents	30,045	30,044
Assets segregated for regulatory purposes	213,636	176,299
Receivable from brokers, dealers and clearing organizations	1,261,812	1,425,697
Receivable from clients, net of allowances	251,328	256,840
Loans, net	796,578	833,640
Securities owned, at fair value	265,562	231,151
Securities held to maturity	23,880	25,904
Securities purchased under agreements to resell	21,823	25,186
Goodwill	7,552	7,552
Securities available for sale	356,713	307,789
Other assets	145,118	144,915

Total assets	$3,445,200	$3,546,843

Liabilities and Stockholders’ Equity
Short-term borrowings	$126,500	$67,500
Payable to brokers, dealers and clearing organizations	1,167,808	1,349,370
Payable to clients	378,074	347,574
Deposits	1,059,250	1,062,233
Securities sold under agreements to repurchase	23,173	27,465
Securities sold, not yet purchased, at fair value	77,046	70,155
Drafts payable	24,586	24,970
Advances from Federal Home Loan Bank	67,318	68,641
Long-term debt, net	80,027	79,076
Warrants	35,995	27,810
Other liabilities	52,787	66,347

Total liabilities	3,092,564	3,191,141

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $0.10 par value. Authorized 60,000,000 shares, issued 33,312,140 and outstanding 32,557,735 shares at September 28, 2012; issued 33,312,140 and outstanding 32,576,307 shares at June 29, 2012	3,331	3,331
Additional paid-in capital	324,895	324,556
Retained earnings	24,440	30,084
Accumulated other comprehensive income – unrealized holding gain, net of tax	5,043	2,745
Deferred compensation, net	3,436	3,427
Treasury stock (754,405 shares at September 28, 2012 and 735,833 shares at June 29, 2012, at cost)	(8,509)	(8,441)

Total stockholders’ equity	352,636	355,702

Total liabilities and stockholders’ equity	$3,445,200	$3,546,843

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Income (Loss)

For the three months ended September 28, 2012 and September 30, 2011

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended September 28, 2012	Three Months Ended September 30, 2011
Revenues:
Net revenues from clearing operations	$2,139	$2,660
Commissions	32,323	35,639
Interest	26,625	33,661
Investment banking, advisory and administrative fees	9,794	9,876
Net gains on principal transactions	9,358	6,271
Other	6,185	4,490

Total revenue	86,424	92,597

Interest expense	12,315	15,858

Net revenues	74,109	76,739

Non-interest expenses:
Commissions and other employee compensation	54,259	53,158
Occupancy, equipment and computer service costs	7,697	7,877
Communications	3,219	2,919
Floor brokerage and clearing organization charges	1,023	1,073
Advertising and promotional	668	549
Unrealized loss on Warrant valuation	8,185	171
Other	8,090	7,296

Total non-interest expenses	83,141	73,043

Income (loss) before income tax expense (benefit)	(9,032)	3,696
Less: Income tax expense (benefit)	(3,388)	2,044

Net income (loss)	(5,644)	1,652
Net gain (loss) recognized in other comprehensive income	2,298	(78)

Comprehensive income (loss)	$(3,346)	$1,574

Earnings (loss) per share – basic

Net income (loss)	$(0.17)	$0.05

Weighted average shares outstanding – basic	32,801,381	32,506,613

Earnings (loss) per share – diluted
Net income (loss)	$(0.17)	$0.05

Weighted average shares outstanding – diluted	32,801,381	32,506,613

CONTACT: Ben Brooks, Corporate Communications, 214.859.6351, bdbrooks@swst.com